Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-77300, 33-80155, and 333-94555 on Forms S-8 and No. 33-96766 on Form S-3 of SangStat Medical Corporation of our report dated February 15, 2000 (March 30, 2000 as to Note 16), appearing in this Annual Report on Form 10-K of SangStat Medical Corporation for the year ended December 31, 1999.

DELOITTE & TOUCHE LLP

San Jose, California

April 12, 2000